Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2020 RESULTS AND RESERVES UPDATE

HOUSTON – March 9, 2021 –VAALCO Energy, Inc. (NYSE/LSE: EGY) (“VAALCO or the “Company”) today reported operational and financial results for the fourth quarter and full year of 2020.

Highlights and Recent Key Items:

•	Closed the transformational acquisition of Sasol’s working interest in the Etame field;
o	Nearly doubles VAALCO’s total net production and reserves;
o	Estimated acquisition cost per NRI barrel(6) of $14.41 for SEC proved reserves and $4.91 for 2P CPR reserves;
•	Produced 4,662 net revenue interest (“NRI”)(1) barrels of crude oil per day (“BOPD”), or 5,359 working interest (“WI”)(2) BOPD in Q4 2020;
•	Reported net loss of $3.6 million ($0.06 per diluted share), Adjusted Net Loss(3) of $5.6 million ($0.10 per diluted share) and generated Adjusted EBITDAX(3) of $3.5 million for Q4 2020;
o	Q4 2020 revenues were reduced by approximately $7.8 million due to a delay in the December lifting to January 2021;
o	Q4 2020 operating loss reflected $3.6 million of seismic related exploration expense;
o	Completed the 2019/2020 drilling campaign with a 100% success rate, on time and within budget, with no safety or environmental incidents on April 9, 2020;
•	Completed the acquisition of new three dimensional (“3-D”) seismic over the Etame field:
o	Utilized to optimize and de-risk future drilling locations;
•	Added 1.6 MMBO NRI proved SEC(4) reserves in 2020 from positive well performance and the SE Etame 4P discovery which were offset by 1.6 MMBO NRI due to negative pricing related revisions;
•	Reported year-end 2020 independent 2P CPR(5) reserves of 10.4 MMBO WI;
•	Maintained a strong balance sheet with no debt, a cash balance of $47.9 million, including $1.4 million in net joint venture owner advances as of December 31, 2020; and
•	Improving outlook for oil pricing coupled with enhanced cash flow generation supports next Etame drilling campaign currently anticipated to start in late 2021/early 2022.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.
(3)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(4)	“SEC reserves” are Netherland, Sewell & Associates estimates prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission as of December 31, 2020.
(5)

“2P CPR Reserves” are Netherland, Sewell & Associates proved plus probable estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2020 using VAALCO’s management assumptions for escalated crude oil price and costs.

(6)

Estimated acquisition cost per barrel for SEC proved reserves and 2P CPR reserves are calculated based on VAALCO management’s internal estimates of SEC proved reserves and 2P CPR reserves acquired from Sasol.

See “Supplemental Non-GAAP Financial Measures” below for additional information.

Cary Bounds, VAALCO’s Chief Executive Officer commented: “Despite the difficult conditions in 2020, VAALCO performed extremely well, generating $26.6 million in Adjusted EBITDAX while investing only $10.5 million in capital expenditures to complete a highly successful drilling program. The drilling program brought three new development wells online, boosting Etame field production by almost 7,000 gross BOPD in 2020. Cost discipline and operational excellence remain core priorities for VAALCO as we seek to maximize profitability and maintain a strong balance sheet with a healthy cash position. In the fourth quarter of 2020, we continued to perform well operationally with net production of 4,662 BOPD, despite curtailing production to support Gabon meeting OPEC+ production mandates. Although year-end SEC proved reserve additions for extensions and performance were equivalent to 90% of 2020 production, these positive additions were offset by negative revisions due to lower average pricing in 2020. Our 2P CPR reserves for year-end 2020 were 10.4 MMBO WI, which is substantially the same volume as year-end 2019 2P CPR reserves. We expect that our year-end 2021 reserves will be meaningfully higher if recent oil price trends continue through year-end 2021, coupled with the reserve additions attributable to the acquisition of Sasol’s ownership in Etame.”

“As we announced in February 2021, we are very excited to have closed the Sasol acquisition which nearly doubles our net production and reserves with minimal increase in G&A expense. Over the past several years, we have executed on our strategy of accretive growth and free cash flow generation through cost effectively maintaining core production, executing a successful drilling program and acquiring Sasol’s ownership in the Etame license. With the rising price environment thus far in 2021, we are forecasting a significant increase in free cash flow which will further strengthen our financial position as we begin our next Etame drilling campaign late this year or early next year. In anticipation of the next drilling campaign, we recently completed the acquisition of 3-D seismic over the entire Etame field and we expect to complete the processing by the fourth quarter of 2021. Interpretation of the new seismic is underway in order to optimize and de-risk our drilling locations and potentially identify new drilling locations. We are planning to drill up to four wells in the upcoming drilling campaign, which we expect could increase gross field production by 7,000 to 8,000 BOPD when the drilling program is completed in 2022.  We have made substantial progress toward achieving our growth objectives and we believe that VAALCO is well positioned to continue to profitably grow production and reserves well into the future.”

Transformational Acquisition Closes

As previously announced, VAALCO completed its acquisition of Sasol’s 27.8% working interest(7) in the Etame Marin block offshore Gabon from Sasol Gabon S.A., increasing the Company’s total working interest to 58.8%.  The transaction almost doubles VAALCO’s total net production and reserves.  The effective date of the transaction was July 1, 2020 and net cash flows generated from the Sasol interest from the effective date through the closing date reduced the final cash settlement amount of the agreed $44 million purchase price.  In addition, VAALCO made a cash deposit to Sasol in November 2020 of $4.3 million.  Taking into account the deposit, the net cash flow from Sasol’s interest through closing and other purchase price adjustments, VAALCO paid $29.6 million to Sasol at closing from cash on hand.  The terms of the agreement also include a contingent payment of $5.0 million which will be payable to Sasol if the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceeds $60.00 per barrel. The cash consideration, together with the $5.0 million contingent payment totals $38.9 million. VAALCO’s reserves, production and financial results for the Sasol interest acquired will be included in the Company’s results for periods starting on February 25, 2021, the closing date of the transaction. Based on management’s internal estimates, the Company estimates that approximately 2.7 MMBO of proved NRI reserves and 9.1 MMBO of 2P CPR WI reserves were acquired.

(7)

Prior to the closing of the acquisition, VAALCO’s working interest in Etame was 31.1% and its participating interest was 33.6%; Sasol’s working interest in Etame was 27.8% and its participating interest was 30%.  All NRI production rates and volumes are based on working interest less 13% royalty volumes.

Operational Update

Gabon

Seismic Acquisition

In connection with planning for future drilling programs, VAALCO completed the acquisition of nearly 1,000 square kilometers of new dual-azimuth proprietary 3-D seismic data over the entire Etame Marin block offshore Gabon during the fourth quarter of 2020.  The information provided from the acquisition, processing and analyzing of this data will be used to optimize and de-risk future drilling locations and potentially identify new drilling locations.  The Company expects the seismic data to enhance sub-surface imaging by merging legacy data with the newly acquired seismic allowing for the first continuous 3-D seismic over the entire block.  VAALCO estimates the total gross costs of both the acquisition and processing of seismic data to be approximately $16.1 million gross, $12.6 million of which was incurred in 2020.  Fourth quarter 2020 financial results included exploration expense of $3.6 million and development costs of $0.6 million related to VAALCO’s net share of these costs.  Processing of the seismic data began in January 2021 with all data expected to be fully processed and analyzed by the fourth quarter of 2021.

2021/2022 Drilling Program

VAALCO is planning for the commencement of the next drilling campaign at Etame in late 2021 or early 2022.  The locations of the wells will be determined in conjunction with the new seismic processing and interpretation, and VAALCO is currently planning for a four-well program with two development wells and two appraisal wells. Preliminary production uplift estimates for the drilling campaign are between 7,000 and 8,000 gross BOPD of peak production from the four wells. The estimated cost of the program is $115 million to $125 million gross, or $73 million to $79 million, net to VAALCO’s 63.6% participating interest.

Equatorial Guinea

VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities on Block P.  The Block P production sharing contract provides for a term of 25 years from the date of approval of a development and production plan. The non-binding memorandum of understanding with a third party to cover all or substantially all of the Company’s cost to drill an exploratory well on Block P has expired; however, the Company continues to evaluate alternatives to funding the cost to drill an exploratory well in Block P. There can be no certainty any such transaction will be completed or that VAALCO will be able to commence drilling operations on Block P. As of December 31, 2020, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.

Financial Update – 2020 Fourth Quarter

Net loss of $3.6 million, or $0.06 per diluted share, for the fourth quarter of 2020 included the impact from $3.6 million in exploration expense related to the Etame seismic program during the quarter and a charge of approximately $2.2 million for stock-based compensation expense.  The lifting scheduled for December 2020 was delayed to January 2021 which reduced sales volumes and revenues while increasing capitalized crude oil inventory costs for the fourth quarter of 2020.  This delayed the lifting for approximately 155 MBO NRI barrels.

Net income of $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2019 included the impact from a non-cash charge of approximately $3.1 million for a mark-to-market loss related to the Company’s crude oil swaps, stock-based compensation of approximately $0.7 million and a $1.8 million tax benefit related to a decrease in the valuation allowance on deferred tax assets.  Net income of $7.6 million, or $0.13 per diluted share, for the third quarter of 2020 included an income tax benefit of $2.8 million which reflected the impact from a decrease in the valuation allowance on deferred tax assets of $5.3 million, or $0.09 per diluted share.

Adjusted Net Loss for the fourth quarter of 2020 totaled $5.6 million, or $0.10 per diluted share, as compared to Adjusted Net Income of $5.5 million, or $0.09 per diluted share, for the fourth quarter of 2019. The decrease in earnings between these periods was mainly due to lower revenues as a result of lower oil prices and lower sales volumes due to a delay in the lifting scheduled for December 2020 to January 2021, coupled with $3.6 million of exploration expense related to the seismic acquisition costs in the fourth quarter of 2020. In the third quarter of 2020, VAALCO reported $2.3 million in Adjusted Net Income, or $0.04 per diluted share.  Adjusted EBITDAX totaled $3.5 million in the fourth quarter of 2020 compared with $10.4 million in the same period of 2019.  In the third quarter of 2020, Adjusted EBITDAX was $7.0 million.  As with the net loss and Adjusted Net Loss, Adjusted EBITDAX was impacted by the lower sales volumes resulting from the delay in the lifting scheduled for December discussed above.

Revenue and Sales
	Q4 2020	Q4 2019	% Change Q4 2020 vs. Q4 2019	Q3 2020	% Change Q4 2020 vs. Q3 2020
Production (NRI BOPD)	4,662	3,664	27%	4,405	6%
Sales (NRI BO)	290,000	318,000	(9)%	412,000	(30)%
Realized crude oil price ($/BO)	$42.07	$65.80	(36)%	$43.63	(4)%
Total crude oil sales ($MM)	$12.6	$21.9	(42)%	$18.3	(31)%

The fourth quarter of 2020 saw an increase in NRI production from 3,664 BOPD in the fourth quarter of 2019 to 4,662 BOPD primarily due to the new development wells coming online from the 2019/2020 drilling program.    Revenues for the fourth quarter of 2020 were negatively impacted due to a delay in the lifting scheduled for December 2020 until January 2021. While this delay reduced revenues for 2020, pricing improved between December 2020 and January 2021, increasing the amount realized from the lifting, the impact of which was realized in the first quarter of 2021.

Costs and Expenses
	Q4 2020	Q4 2019	% Change Q4 2020 vs. Q4 2019	Q3 2020	% Change Q4 2020 vs. Q3 2020
Production expense, excluding workovers ($MM)	$6.6	$9.8	(33)%	$9.1	(28)%
Production expense, excluding workovers ($/BO)	$22.66	$30.70	(26)%	$22.21	2%
Workover expense ($MM)	$(0.1)	$0.1	(200)%	$(0.2)	(50)%
Depreciation, depletion and amortization ($MM)	$1.3	$2.1	(38)%	$2.2	(41)%
Depreciation, depletion and amortization ($/BO)	$4.37	$6.64	(34)%	$5.37	(19)%
General and administrative expense, excluding stock-based compensation ($MM)	$2.5	$2.2	13%	$2.4	4%
General and administrative expense, excluding stock-based compensation ($/BO)	$8.73	$6.96	25%	$5.89	48%
Stock-based compensation expense (benefit) ($MM)	$2.2	$0.7	214%	$(0.2)	(1,200)%
Current income tax expense (benefit) ($MM)	$2.0	$2.4	(17)%	$2.5	(20)%
Deferred income tax expense (benefit) ($MM)	$(2.8)	$1.8	(256)%	$(5.3)	(47)%

Total production expense, excluding workovers, decreased compared to both prior periods primarily due to lower sales volumes in the fourth quarter of 2020 resulting from the delayed lifting. The per-unit production expense, excluding workovers, decreased significantly in the fourth quarter of 2020 as compared to the fourth quarter of 2019 due to higher overall production rates and was in-line with the per-unit production expense in the third quarter of 2020. Included in total production expense are COVID-19 related costs incurred to protect the health and safety of the Company’s employees. In the fourth quarter of 2020 and the third quarter of 2020, total production expense is approximately $0.4 million and $0.4 million higher, respectively, due to additional costs incurred as a result of the pandemic. For the full year, these costs were $1.6 million.

Depreciation, depletion and amortization (“DD&A”) expense was lower than both the fourth quarter of 2019 and the third quarter of 2020 prior periods due to lower sales volumes in the fourth quarter of 2020 resulting from the delayed lifting.  The per-unit DD&A rate in the fourth quarter of 2020 was lower than the rate in the fourth quarter of 2019 due to the impairment charge taken in the first quarter of 2020. The per-unit DD&A rate in the fourth quarter of 2020 was lower than the rate in the third quarter of 2020 due to higher production volumes from fields with a smaller depletion base.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the fourth quarter of 2020 was slightly higher than in the same period in 2019 due to higher legal and professional fees and was similar to G&A expense, excluding stock-based compensation, in the third quarter of 2020. The per-unit G&A rate in the fourth quarter of 2020 was higher than both the fourth quarter of 2019 and the third quarter of 2020 due to lower sales as a result of the delayed lifting.  Stock-based compensation expense (benefit) was impacted by the change in the SARs liability as a result of changes in the Company’s stock price during the quarters.  For the fourth quarter of 2020 the stock-based compensation expense related to SARs was an expense of $1.9 million compared to expense of $0.6 million for the fourth quarter of 2019. For the third quarter of 2020 there was a benefit of $0.6 million rather than an expense related to SARs.

Income tax was a benefit for both the fourth and third quarters of 2020.  For the three months ended December 31, 2020 income tax was a benefit of $0.8 million, and included a $2.8 million deferred tax benefit. For the three months ended September 30, 2020 income tax was a benefit of $2.8 million, and included a $5.3 million deferred tax benefit to decrease the valuation allowances on U.S. and Gabonese deferred tax assets. Income tax expense for the fourth quarter of 2019 was $4.2 million, which included $1.8 million of deferred tax expense.

Hedging

VAALCO did not have any commodity hedges in place during the fourth quarter of 2020.  In January 2021, VAALCO entered into new crude oil commodity swap agreements for a total of 709,262 barrels at a Dated Brent weighted average price of $53.10 per barrel for the period from and including February 2021 through January 2022.  These swaps will settle on a monthly basis.  The Company hedged a portion of its production volumes to protect cash flows which will be used to fund the 2021/2022 drilling program.

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic, VAALCO has taken the following measures:

Put into place social distancing measures at our work sites;
Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including testing and quarantine periods with onsite medical supervision; and
Engaging in regular Company-wide COVID-19 updates to keep employees informed of key developments.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of March 9, 2021, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $0.4 million during the fourth quarter of 2020 and $1.6 million for the full year 2020 and were primarily related to additional personnel-related costs to support enhanced health and safety measures.

Financial Update - Full Year 2020

Net loss for the full year 2020 was $48.2 million, or $0.83 per diluted share while Adjusted Net Income was $9.0 million, or $0.16 per diluted share.  This compares to the full year 2019 net income of $2.6 million, or $0.04 per diluted share, and Adjusted Net Income of $18.6 million, or $0.31 per diluted share.  The year-over-year decrease in net income is primarily the result of lower revenues of $17.3 million and a $30.6 million impairment charge to crude oil and natural gas properties.  The lower revenues and impairment charge were a result of lower oil prices in 2020.  These items were partially offset by a benefit from higher sales volumes.  The Company generated $26.6 million in Adjusted EBITDAX for the full year 2020 compared to $37.5 million in 2019.  The reduction was primarily the result of lower revenues as a result of lower crude oil prices which was partially mitigated by the higher sales volumes.

Production for the full year 2020 was 4,853 NRI BOPD or 1.8 MMBO. For the full year 2019, production averaged 3,476 NRI BOPD or 1.3 MMBO. For the full year 2020, VAALCO’s realized crude oil sales price was $40.29 per NRI barrel, or 38% lower than $65.20 per NRI barrel that was realized for full year 2019.  Even though there were fewer liftings in 2020, sales volumes increased 30% to 1.6 MMBO in 2020 from 1.3 MMBO in 2019 as a result of higher production in 2020.

For the full year 2020, total production expense, excluding workovers, decreased to $34.8 million compared to $37.2 million in 2019 with the decrease primarily due to higher crude inventory levels from the delays associated with the last scheduled lifting of 2020 as discussed above in “Revenue and Sales”.  The production expense rate per barrel of crude oil sales, excluding workover costs, was $21.38 in 2020 and $29.70 in 2019.  Workover expense for 2020 totaled $2.5 million and for 2019 totaled $0.5 million.

For the full year 2020, G&A, excluding stock-based compensation, was $10.6 million, a decrease of 7% compared with full year 2019 G&A, excluding stock-based compensation, of $11.3 million.  The decrease year-over-year was primarily due to accounting and audit fees associated with VAALCO’s London Stock Exchange listing in 2019 and lower travel related expenses in 2020.  G&A includes $0.1 million and $3.5 million of stock-based compensation expense for the years ended December 31, 2020 and December 31, 2019, respectively, that was primarily expense related to SARs.

Year-End 2020 Reserves

The following discussion regarding VAALCO’s reserves and the Present Value of Estimated Future Cash Inflows (“PV-10”) do not include the impact of the acquisition of Sasol’s interest in Etame which closed in February 2021.  The impact of this acquisition will be reflected in year-end 2021 reserves and PV-10.

VAALCO’s proved SEC reserves at December 31, 2020 were 3.2 NRI MMBO, all of which are proved developed reserves. The proved developed reserves are 3.7 MMBL on a WI basis. The Company’s SEC reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., (“NSAI”) who has provided annual independent estimates of VAALCO’s year-end SEC reserves for over 15 years.  In 2020, the Company added 1.6 MMBO of SEC proved reserves through a combination of positive well performance revisions and the SE Etame 4H extension. These additions were offset by a downward revision of 1.6 MMBO due to lower SEC crude oil prices.

The PV-10 value of VAALCO’s proved SEC reserves at year-end 2020, utilizing SEC pricing of $42.46 per barrel of crude oil (average of monthly Brent prices on the first of each month for calendar year 2020 adjusted for price differentials), decreased to $14.7 million from $70.4 million at December 31, 2019.  In addition to cash flows from production during the year, the decline was due primarily to lower SEC pricing which declined 33% in 2020 compared with $63.60 per barrel of crude oil in 2019.

MMBO
Proved SEC Reserves at December 31, 2019	5.0
2020 Production	(1.8)
Extensions and discoveries	0.5
Revisions of previous estimates - performance	1.1
Revisions of previous estimates - pricing	(1.6)
Proved SEC Reserves at December 31, 2020	3.2

See “Supplemental Non-GAAP Financial Measures” below regarding proved reserves and PV-10.

At year-end 2020, NSAI provided the 2P CPR estimate of proven and probable reserves which was prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2020 using VAALCO’s management assumptions for future Brent escalated crude oil pricing and costs shown below under “Supplemental Non-GAAP Financial Measures - 2P CPR Reserves”. The 2P CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties.  The year-end 2020 2P CPR estimate of reserves is 10.4 MMBL to VAALCO’s WI.  The PV-10 value of VAALCO’s 2P CPR reserves at year-end 2020, utilizing management escalated pricing and cost assumptions, is $84.4 million.

In connection with the acquisition of Sasol’s interest in Etame, VAALCO’s management estimates that it acquired approximately 2.7 MMBO NRI of proved SEC reserves and 9.1 MMBO WI of 2P CPR proven and probable reserves as of the closing date.

See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR reserves.

Capital Investments/Balance Sheet

For the full year 2020, net capital expenditures totaled $20.0 million on a cash basis and $10.5 million on an accrual basis.  Capital expenditures primarily related to the 2019/2020 drilling program at Etame.

At the end of the fourth quarter of 2020, VAALCO had an unrestricted cash balance of $47.9 million, which included $1.4 million in net joint venture owner advances. Working capital at December 31, 2020 was $11.4 million compared with $16.6 million at September 30, 2020, while Adjusted Working Capital at December 31, 2020 totaled $24.3 million, compared with $29.3 million at September 30, 2020.

2021 Guidance

Including the positive impact of the purchase of Sasol’s interest in Etame beginning with the day of closing of the transaction on February 25, 2021, VAALCO currently estimates full year 2021 NRI production to be between 6,800 and 7,400 BOPD. All of VAALCO’s production estimates for 2021 include an estimated 15% annual natural decline in production.  For the first quarter of 2021, which will include slightly more than one month of production from the interest purchased from Sasol, NRI production is forecasted between 5,100 and 5,400 BOPD.

For the second quarter of 2021, which will include the impact of a full quarter of production from the interest purchased from Sasol, NRI production is forecasted between 8,000 and 8,600 BOPD.

For the second half of 2021, which includes the impact of a planned annual seven-day full-field shutdown for maintenance in the third quarter, NRI production is forecasted between 7,100 and 7,800 BOPD.

Sales NRI volumes for 2021 are currently estimated to average 7,100 to 7,800 BOPD. This higher sales volumes per day as compared to production volumes reflects the impact of the delay in the December 2020 lifting to January 2021.

VAALCO’s production expense guidance (excluding workovers) for full year 2021 is expected to be between $69 million and $77 million or $24.50 to $29.25 per NRI barrel of crude oil sales, with production expense for the first quarter of 2021 projected to be between $16.5 million and $18.5 million or $26.00 to $31.00 per NRI barrel. Production expense, excluding workovers, on a gross basis, is comparable between 2020 and 2021 with $121 million of gross expense in 2020 as compared to $118 million to $132 million gross estimated for 2021.  The Company forecasts between $10.0 million and $12.0 million in G&A expense, excluding stock-based compensation, for full year 2021.

For the first quarter of 2021, VAALCO expects net capital expenditures, excluding any costs associated with the planned 2021 drilling campaign and seismic, to be in the range of $2.0 million to $3.0 million.   For the full year 2021, VAALCO estimates its net capital expenditures, excluding the 2021 drilling campaign and seismic, to total $3.0 million to $6.0 million.  VAALCO is currently considering several alternatives regarding the leased FPSO for which the contract will expire in September 2022.  Estimated 2021 capital expenditures do not include costs related to any of these alternatives.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results Wednesday, March 10, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 pm London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Fourth Quarter 2020 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021-2022 drilling program, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of crude oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating crude oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information for the purposes of article 7 of the Market Abuse Regulation (EU) 596/2014 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.  Upon publication of this announcement, this inside information is now considered to be in the public domain.

Supplemental Non-GAAP Financial Measures

This press release contains crude oil and natural gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

PV-10 Value and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows.  PV-10 values for both SEC reserves and 2P CPR reserves have been calculated using SEC pricing assumptions in the case of SEC reserves and using VAALCO’s management assumptions for escalated crude oil price and cost in the case of 2P CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 on an SEC basis and 2P CPR basis includes the effect of income taxes, and the PV-10 on an SEC basis is the same as its standardized measure for the periods presented herein.  Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.

VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves.  Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

2P CPR Reserves

2P CPR reserves represent proved plus probable estimates as reported by NSAI and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2020 using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2020. As a result, 2P CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P CPR reserves and the PV-10 value for 2P CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

•

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2021 -2029: $51.75, $55.90, $57.52, $59.41, $62.72, $67.85, $73.28, $77.29, $80.08 and thereafter escalated 2% per year;

•	Lease operating expenses are not escalated in the SEC case, while for the 2P CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

Management uses 2P CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 2P CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare the Company’s reserve information to other London Stock Exchange-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 2P CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on the Company’s SEC proved reserves and consider 2P CPR reserves only supplementally.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$47,853	$45,917
Restricted cash	86	911
Receivables:
Trade	—	14,335
Accounts with joint venture owners, net of allowance of $0.0 million and $0.5 million, respectively	3,587	2,714
Other	4,331	1,517
Crude oil inventory	3,906	1,072
Prepayments and other	4,215	3,292
Total current assets	63,978	69,758

Crude oil and natural gas properties, equipment and other - successful efforts method, net	37,036	68,258
Other noncurrent assets:
Restricted cash	925	925
Value added tax and other receivables, net of allowance of $2.3 million and $1.0 million, respectively	4,271	3,683
Right of use operating lease assets	22,569	33,383
Deferred tax assets	—	24,159
Abandonment funding	12,453	11,371
Total assets	$141,232	$211,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,690	$15,897
Accounts with joint venture owners	4,945	—
Accrued liabilities and other	17,184	29,773
Operating lease liabilities - current portion	12,890	11,990
Foreign income taxes payable	860	5,740
Current liabilities - discontinued operations	7	350
Total current liabilities	52,576	63,750
Asset retirement obligations	17,334	15,844
Operating lease liabilities - net of current portion	9,671	21,371
Deferred tax liabilities	-	—
Other long-term liabilities	193	852
Total liabilities	79,774	101,817
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,897,530 and 67,673,787 shares issued, 57,531,154 and 58,024,571 shares outstanding, respectively	6,790	6,767
Additional paid-in capital	74,437	73,549
Less treasury stock, 10,366,376 and 9,649,216 shares, respectively, at cost	(42,421)	(41,429)
Retained earnings	22,652	70,833
Total shareholders' equity	61,458	109,720
Total liabilities and shareholders' equity	$141,232	$211,537

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	December 31, 2019	September 30, 2020	2020	2019
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$12,557	$21,923	$18,256	$67,176	$84,521
Operating costs and expenses:
Production expense	6,456	9,815	8,984	37,315	37,689
Exploration expense	3,572	—	16	3,588	—
Depreciation, depletion and amortization	1,266	2,112	2,212	9,382	7,083
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
Gain on revision of asset retirement obligations	—	(379)	—	—	(379)
General and administrative expense	4,744	2,950	2,178	10,695	14,855
Bad debt expense and other	25	(371)	151	1,165	(341)
Total operating costs and expenses	16,063	14,127	13,541	92,770	58,907
Other operating income (expense), net	(786)	(20)	(37)	(1,669)	(4,421)
Operating income (loss)	(4,292)	7,776	4,678	(27,263)	21,193
Other income (expense):
Derivative instruments gain (loss), net	(6)	(2,712)	—	6,577	(446)
Interest income (expense), net	5	152	23	155	733
Other, net	(34)	83	147	129	(438)
Total other income (expense), net	(35)	(2,477)	170	6,861	(151)
Income (loss) from continuing operations before income taxes	(4,327)	5,299	4,848	(20,402)	21,042
Income tax expense (benefit)	(789)	4,248	(2,759)	27,681	23,890
Income (loss) from continuing operations	(3,538)	1,051	7,607	(48,083)	(2,848)
Income (loss) from discontinued operations, net of tax	(57)	(37)	11	(98)	5,411
Net income (loss)	$(3,595)	$1,014	$7,618	$(48,181)	$2,563

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.06)	$0.02	$0.13	$(0.83)	$(0.05)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$(0.06)	$0.02	$0.13	$(0.83)	$0.04
Basic weighted average shares outstanding	57,493	58,212	57,456	57,594	59,143
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.06)	$0.02	$0.13	$(0.83)	$(0.05)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$(0.06)	$0.02	$0.13	$(0.83)	$0.04
Diluted weighted average shares outstanding	57,493	59,136	57,741	57,594	59,143

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year Ended December 31,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(48,181)	$2,563
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	98	(5,411)
Depreciation, depletion and amortization	9,382	7,083
Impairment of proved crude oil and natural gas properties	30,625	—
Gain on revision of asset retirement obligations	—	(379)
Other amortization	181	241
Deferred taxes	24,159	14,480
Unrealized foreign exchange gain	91	(50)
Stock-based compensation	114	3,506
Cash settlements paid on exercised stock appreciation rights	(275)	(491)
Derivative instruments (gain) loss, net	(6,577)	446
Cash settlements received on matured derivative contracts, net	7,216	2,439
Bad debt expense and other	1,165	(341)
Other operating loss, net	869	58
Operational expenses associated with equipment and other	1,601	69
Change in operating assets and liabilities:
Trade receivables	14,335	(2,428)
Accounts with joint venture owners	4,016	(2,075)
Other receivables	1,405	(94)
Crude oil inventory	(2,834)	(287)
Prepayments and other	(1,126)	(1,014)
Value added tax and other receivables	(1,268)	275
Accounts payable	(842)	6,011
Foreign income taxes receivable/payable	(4,880)	2,396
Accrued liabilities and other	(1,383)	4,161
Net cash provided by continuing operating activities	27,891	31,158
Net cash used in discontinued operating activities	(441)	(4,686)
Net cash provided by operating activities	27,450	26,472
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(20,008)	(10,348)
Acquisition of crude oil and natural gas properties	(4,320)	—
Net cash used in continuing investing activities	(24,328)	(10,348)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(24,328)	(10,348)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	63	256
Treasury shares	(992)	(3,911)
Net cash used in continuing financing activities	(929)	(3,655)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(929)	(3,655)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,193	12,469
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	59,124	46,655
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$61,317	$59,124

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	December 31, 2019	September 30, 2020	2020	2019
NRI SALES DATA
Crude oil (MBbls)	290	318	412	1,627	1,251
NRI PRODUCTION DATA
Crude oil (MBbls)	429	337	405	1,776	1,269
Average daily production volumes (BOPD)	4,662	3,664	4,405	4,853	3,476
REALIZED DERIVATIVE INSTRUMENTS GAIN (LOSS)
Realized derivative instruments gain (loss), net, in thousands	$—	$383	$—	$7,216	$2,439
Realized derivative instruments gain (loss), net (Per Bbls)	0.00	1.20	0.00	4.44	1.95

AVERAGE SALES PRICES:
Crude oil (Per Bbls)	$42.07	$65.80	$43.63	$40.29	$65.20
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$22.26	$30.86	$21.81	$22.93	$30.13
Production expense, excluding workovers*	22.66	30.70	22.21	21.38	29.70
Depreciation, depletion and amortization	4.37	6.64	5.37	5.77	5.66
General and administrative expense**	16.36	9.28	5.29	6.57	11.87
Property and equipment expenditures, cash basis (in thousands)	$(2,309)	$6,966	$2,220	$20,008	$10,348

*Workover costs excluded from the three months ended December 31, 2020, December 31, 2019 and September 30, 2020 are $(0.1) million, $0.1 million and $(0.2) million, respectively. Workover costs excluded from the years ended December 31, 2020 and December 31, 2019 are $2.5 million and $0.5 million, respectively.

**General and administrative expenses include $7.62, $2.31 and $(0.60) per barrel of oil of stock-based compensation expense in the three months ended December 31, 2020, December 31, 2019 and September 30, 2020, respectively. General and administrative expenses include $0.06 and $2.80 per barrel of oil of stock-based compensation expense in the years ended December 31, 2020 and December 31, 2019, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt.  Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock-based compensation expense and commodity derivative loss.

Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period.  Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.  Adjusted Net Income (Loss) represents net income before discontinued operations, net of tax, Unrealized derivative instruments (gain) loss, other operating income, net, deferred income tax expense (benefit), and gain on revision of asset retirement obligations.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact lease liabilities.  Under the current leasing standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements.

The non-GAAP measure utilized herein have significant limitations, including that they may not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Non-GAAP financial measures should not be considered as a substitute for their corresponding nearest applicable GAAP measure or for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Non-GAAP measures may exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX, Adjusted Net Income (Loss) and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	December 31, 2020	December 31, 2019	September 30, 2020	2020	2019
Net income (loss)	$(3,595)	$1,014	$7,618	$(48,181)	$2,563
Add back:
Impact of discontinued operations	57	37	(11)	98	(5,411)
Interest income, net	(5)	(152)	(23)	(155)	(733)
Income tax expense (benefit)	(789)	4,248	(2,759)	27,681	23,890
Depreciation, depletion and amortization	1,266	2,112	2,212	9,382	7,083
Exploration expense	3,572	—	16	3,588	—
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
Non-cash or unusual items:
Stock-based compensation	2,211	736	(248)	114	3,506
Unrealized derivative instruments (gain) loss	6	3,095	—	639	2,885
Other operating expense, net	786	20	37	1,669	4,421
Gain on revision of asset retirement obligations	—	(379)	—	—	(379)
Bad debt expense and other	25	(371)	151	1,165	(341)
Adjusted EBITDAX	$3,534	$10,360	$6,993	$26,625	$37,484

	Three Months Ended			Year Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	December 31, 2020	December 31, 2019	September 30, 2020	2020	2019
Net income (loss)	$(3,595)	$1,014	$7,618	$(48,181)	$2,563
Adjustment for discrete items:
Discontinued operations, net of tax	57	37	(11)	98	(5,411)
Impairment of proved crude oil and natural gas properties	—	—	—	30,625	—
Unrealized derivative instruments (gain) loss	6	3,095	—	639	2,885
Deferred income tax expense (benefit)	(2,813)	1,755	(5,299)	24,159	14,480
Other operating expense, net	786	20	37	1,669	4,421
Gain on revision of asset retirement obligations	—	(379)	—	—	(379)
Adjusted Net Income (Loss)	$(5,559)	$5,542	$2,345	$9,009	$18,559

Diluted Adjusted Net Income (Loss) per Share	$(0.10)	$0.09	$0.04	$0.16	$0.31
Diluted weighted average shares outstanding (1)	57,493	59,136	57,741	57,594	59,143

(1)  No adjustments to weighted average shares outstanding

Reconciliation of Working Capital to Adjusted Working Capital	2020	2019	Change
Current assets	$63,978	$69,758	$(5,780)
Current liabilities	(52,576)	(63,750)	11,174
Working capital	11,402	6,008	5,394
Add: operating lease liabilities - current portion	12,890	11,990	900
Add: current liabilities - discontinued operations	7	350	(343)
Adjusted Working Capital	$24,299	$18,348	$5,951